Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-17569, 333-82405, 333-47142, 333-52352 and 333-96617) of TeleTech Holdings, Inc. of our report dated February 7, 2007, except for the impact of the restatement of the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows referred to above, due to (i) equity-based compensation adjustments, (ii) lease accounting adjustments, (iii) other accounting and income tax adjustments, and (iv) tax effects relating to items (i) through (iii) above,, as to which the date is July 16, 2008, with respect to the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of TeleTech Holdings, Inc. for the year ended December 31, 2006 included in the Annual Report (Form 10-K) of TeleTech Holdings, Inc. for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Denver, Colorado
February 23, 2009